Exhibit 4.1

THIRD SUPPLEMENTAL INDENTURE

THIRD SUPPLEMENTAL INDENTURE, dated as of October 5, 2017 (this “Third Supplemental Indenture”), by and between Forestar Group Inc., a Delaware corporation (the “Company”), and U.S. Bank National Association (the “Trustee”), as trustee, supplements the Indenture dated February 26, 2013 (the “Base Indenture”), between the Company and the Trustee, as supplemented by the First Supplemental Indenture, dated as of February 26, 2013 (the “First Supplemental Indenture” and together with the Base Indenture, the “Indenture”), by and between the Company and the Trustee.

RECITALS OF THE COMPANY

WHEREAS, pursuant to the Indenture, the Company issued $125,000,000 aggregate principal amount of 3.75% Convertible Senior Notes due 2020 (the “Securities”);

WHEREAS, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 29, 2017, among D.R. Horton, Inc., a Delaware corporation (“D.R. Horton”), Force Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of D.R. Horton (“Merger Sub”), and the Company, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);

WHEREAS, pursuant to the Merger Agreement, at the Effective Time (as defined in the Merger Agreement) (the “Effective Time”), each share of common stock of the Company, par value $1.00 per share (“Common Stock”) issued and outstanding immediately prior to the Effective Time, including any Company restricted stock but not including the Cancelled Shares or the Dissenting Shares (each as defined in the Merger Agreement), will be converted into the right to receive, without interest, (i) for each share of Common Stock for which a Cash Election (as defined in the Merger Agreement) has been made, $17.75 in cash or (ii) for each share of Common Stock for which a Stock Election (as defined in the Merger Agreement) has been made, one share of common stock of the surviving entity in the Merger, par value $1.00 per share (the “Surviving Entity Common Stock”), in each case, subject to proration pursuant to Section 3.2 of the Merger Agreement;

WHEREAS, pursuant to Section 4.07(a) of the First Supplemental Indenture, the Company and the Trustee are required to enter into a supplemental indenture providing that from and after the Effective Time of a Merger Event in which each share of Common Stock is converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the Securities will become convertible into the per-share of Common Stock weighted average of the types and amounts of merger consideration received by the holders of Common Stock that affirmatively make such an election (the “Weighted Average Merger Consideration”);

WHEREAS, as a result of the elections affirmatively made by the holders of Common Stock in connection with the Merger, the Weighted Average Merger Consideration attributable to one share of Common Stock consists of (i) $14.19785 in cash and (ii) 0.20012 shares of the Surviving Entity Common Stock;

WHEREAS, Section 8.01(f) of the First Supplemental Indenture provides that the Company and the Trustee may, at any time and from time to time, enter into one or more supplemental indentures, in form satisfactory to the Trustee without the consent of any Holder, to provide for the conversion of the Securities in accordance with the terms of the Indenture;

WHEREAS, the Board of Directors has duly adopted resolutions authorizing the Company to execute and deliver this Third Supplemental Indenture;

WHEREAS, the Company has requested that the Trustee execute and deliver this Third Supplemental Indenture; and

WHEREAS, all conditions precedent provided for in the Indenture relating to the execution of this Third Supplemental Indenture have been complied with.

NOW, THEREFORE, THIS THIRD SUPPLEMENTAL INDENTURE WITNESSETH, for and in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and proportionate benefit of the Holders as follows:

ARTICLE I
TERMS

Section 1.01                             Definitions.  Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Indenture.

“Unit of Reference Property” means (i) $14.19785 in cash and (ii) 0.20012 shares of the Surviving Entity Common Stock.

ARTICLE II
EFFECT OF MERGER

Section 2.01                             Conversion Right.  Pursuant to Section 4.07(a) of the First Supplemental Indenture, as a result of the Merger, from and after the Effective Time, the number of shares of Common Stock that the Company would be required to deliver upon conversion of the Securities in accordance with Sections 4.03 and 4.06 of the First Supplemental Indenture shall instead be deliverable in Units of Reference Property, so that upon conversion, the converting Holder, for each $1,000 principal amount of the Securities being converted, shall be entitled to receive the number of Units of Reference Property equal to the applicable Conversion Rate, provided, however, that at and after the Effective Time (x) the Company will continue to have the right to determine the Settlement Method pursuant to Section 4.03(a) of the First Supplemental Indenture and (y)(i) any amount payable in cash upon conversion of the Securities in accordance with Sections 4.03 and 4.06 of the First Supplemental Indenture shall continue to be payable in cash and (ii) the Daily VWAP and the Last Reported Sale Price will, to the extent reasonably possible, be calculated based on the value of a Unit of Reference Property and the definitions of VWAP Trading Day and VWAP Market Disruption Event shall be determined by reference to the Surviving Entity Common Stock, and provided further that the provisions of the Indenture, as modified herein, including without limitation, (i) all references and provisions respecting the terms “Common Stock,” “Conversion Price” and “Conversion Rate,” and (ii) the provisions of Section 4.01(b) of the First Supplemental Indenture respecting when a Holder of Securities may surrender its Securities for conversion, shall continue to apply, mutatis mutandis, to the Holders’ right to convert each Security into the Reference Property.

Section 2.02                             Adjustments to Conversion Rate.  As and to the extent required by Section 4.07(a) of the Indenture, the Conversion Rate shall be adjusted as a result of events occurring subsequent to the date hereof with respect to the Reference Property as nearly equivalent as possible to the adjustments provided for in Article 4 of the First Supplemental Indenture.  For the avoidance of doubt, immediately following the Effective Time, the Conversion Rate shall be 40.8351 Units of Reference Property per $1,000 principal amount of Securities, subject thereafter to adjustment as set forth in the Indenture, as supplemented by this Third Supplemental Indenture.

ARTICLE III
ACCEPTANCE OF THIRD SUPPLEMENTAL INDENTURE

Section 3.01                             Trustee’s Acceptance.  The Trustee hereby accepts this Third Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.

ARTICLE IV
MISCELLANEOUS PROVISIONS

Section 4.01                             Governing Law; Waiver of Trial by Jury.  This Third Supplemental Indenture shall be governed by, and construed in accordance with, the internal laws of the State of New York.

EACH PARTY HERETO, AND EACH HOLDER OF A SECURITY BY ACCEPTANCE THEREOF, HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS THIRD SUPPLEMENTAL INDENTURE.

Section 4.02                             Trust Indenture Act. Notwithstanding Section 16.02 of the Base Indenture, if any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required under such Act to be a part of and govern this Indenture, the provision of the Trust Indenture Act shall control. If any provision of this Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of the Trust Indenture Act shall be deemed to apply to this Indenture as so modified or be excluded, as the case may be.

Section 4.03                             Benefits of Supplemental Indenture.  Notwithstanding anything to the contrary in Section 16.09 of the Base Indenture, nothing in this Third Supplemental Indenture, expressed or implied, will give to any Person, other than the parties hereto, any Paying Agent, any Conversion Agent, any authenticating agent, any Registrar or their successors hereunder or the Holders of the Securities, any benefit or any legal or equitable right, remedy or claim under this Third Supplemental Indenture.

Section 4.04                             Execution in Counterparts.  This Third Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 4.05                             Ratification of Indenture.  The Indenture, as supplemented by this Third Supplemental Indenture, is in all respects ratified and confirmed, and this Third Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein provided.

Section 4.06                             The Trustee.  The recitals in this Third Supplemental Indenture are made by the Company only and not by the Trustee, and all of the rights, privileges, protections, immunities and benefits afforded to the Trustee under the Indenture are deemed to be incorporated herein, and shall be enforceable by the Trustee hereunder, in each of its capacities hereunder as if set forth herein in full.

Section 4.07                             Effect on Successors and Assigns.  Notwithstanding Section 16.09 of the Base Indenture, all agreements of the Company, the Trustee, the Registrar, the Paying Agent and the Conversion Agent in this Third Supplemental Indenture will bind their respective successors.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the day and year first written above.

FORESTAR GROUP INC.

By:	/s/ Phillip J. Weber
Name: Phillip J. Weber
Title: Chief Executive Officer

[Signature Page to Third Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION as Trustee

By:	/s/ Susan C. Chadbourne
Name: Susan C. Chadbourne
Title: Vice President

[Signature Page to Third Supplemental Indenture]